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                                                                    EXHIBIT 99.1

[PRINCETON NATIONAL BANCORP, INC. LOGO]


November 25, 2005

Dear Shareholders:

The following summarizes the Company's accomplishments during the first nine months of 2005.

Performance

The Company reported net income for the first nine months of 2005 of $5,439,000, or fully diluted earnings per share of $1.73, with a return on average equity of 13.34%. During the same period in 2004, net income was $5,183,000, fully diluted earnings per share totaled $1.64 and the return on average equity was 13.63%.

On July 31, 2005, the Company completed the acquisition of Somonauk FSB Bancorp, Inc. ("Somonauk"). The shareholders of Somonauk received 6.6923 shares of Princeton National Bancorp, Inc. stock and a cash consideration of $783.65 per share. The two staffs have worked well together and the Company anticipates the acquisition to be accretive in the first year.

In August, the Company announced the appointment of Willard Lee to the Company's Board of Directors. In 1967, Mr. Lee was appointed President of Farmers State Bank of Somonauk and was instrumental in the formation of Somonauk FSB Bancorp, Inc. in 1982, to which he was appointed President. In 2002, when Mr. Lee retired from Farmers State Bank, he was appointed Chairman of Somonauk FSB Bancorp, Inc. Mr. Lee's extensive knowledge of community banking and the daily operations of a bank are assets to the Board of Directors.

The Company has continued its focus on maintaining strong, consistent fee income, which is evidenced by the increase in trust and farm management fees, service charges on deposit accounts, debit card income, credit life insurance premiums, mortgage banking income and interest on bank-owned life insurance. As a result, non-interest income totaled $6,206,000 during the first nine months of 2005. The acquisition of Somonauk on July 31, 2005 also had a positive impact on these results. However, non-interest income year-to-date is down 3.2% from the 2004 results. Contributing to the 2004 results were the sale of the Company's credit card portfolio (which generated income of $465,000) and gains on the sales of securities of $182,000 (compared to $50,000 for the same period in 2005).

As of September 30, 2005, the Company had completed 84.6% of the Stock Repurchase Program announced on January 24, 2005; 84,600 shares had been repurchased at an average price of $31.13. Since 1997, the Company has repurchased a total of 1,218,871 shares through stock repurchase programs. These purchases have been made with cash generated through dividends from the Subsidiary Bank and not through debt.

The Company's net interest margin through September 30, 2005 of 3.80% decreased 3.8%, as compared to 3.95% for the first nine months of 2004. Interest rates increasing more rapidly on




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interest-bearing liabilities, as well as more deposits being invested into certificates of deposit, contributed to this decrease in the net interest margin. The Company recognized an opportunity to increase deposits, so it sacrificed the short-term margin to meet its long-term goals. The Company has $26.1 million in loans in its Commercial Banking pipeline. We believe these loans, if they are added to the loan portfolio, as well as additional prime rate increases which may occur during the remainder of the year, will have a positive impact on the net interest margin.

Total assets at September 30, 2005 were $927,529,000, an increase of 41.4%. Total loans of $565,744,000 increased 38.0%, while total deposits of $784,170,000 increased 36.7%. These outstanding results were achieved due to loan growth of $55,752,000, the addition of Somonauk's loan portfolio of $113,966,000, deposit growth of $45,398,000, and the addition of Somonauk's deposit portfolio of $192,792,000.

The ratio of non-performing loans to total loans at September 30, 2005 of 0.44% is up from 0.12% at September 30, 2004. Net loan charge-offs for the nine months ending September 30, 2005 were $28,000 compared to $82,000 for the same period in 2004. The net charge-offs and non-performing loans continue to be well below industry averages. The Company has not recorded a loan loss provision in the first nine months of 2005; however, the allowance for loan losses has increased as a result of the acquisition. The Company has a high-quality loan portfolio, a low level of non-performing loans and minimal net charge-offs.

Subsidiary Bank

The Subsidiary Bank completed plans and began construction of the office in Aurora/Oswego, Illinois. This site complements the Subsidiary Bank's existing locations. The new Aurora/Oswego bank facility will open in the spring of 2006. The Company is excited about the opportunity to be an integral part of this fast-growing area.

Upon consummation of the acquisition of Somonauk FSB Bancorp, Inc., Somonauk's subsidiary bank, Farmers State Bank, was immediately merged into Princeton National Bancorp, Inc.'s subsidiary bank, Citizens First National Bank. We are very pleased with the response from our new communities and look forward to expanding our relationships.

In August, Gretta Bieber was appointed to the Citizens First National Bank Board of Directors. Ms. Bieber served on the Millbrook Newark Bank Board of Directors (a former subsidiary of Somonauk FSB Bancorp, Inc.) from 1993 to 2001 when the Millbrook Newark Bank was merged into Farmers State Bank and then served on the Farmers State Bank and Somonauk FSB Bancorp, Inc. Boards of Directors. Ms. Bieber is an attorney with the law firm of Alschuler, Simantz & Hem, LLC in Aurora, Illinois. The Subsidiary Bank is pleased to have someone with Ms. Bieber's qualifications join the Board of Directors.

On October 14, 2005, the Subsidiary Bank opened a new office in Plano, Illinois, located on U.S. Highway 34. This 2,500 square foot office offers traditional banking products as well as brokerage, mortgages, commercial loans and trust services. This facility was under construction by Farmers State Bank at the time of the acquisition. This facility is located in a rapidly-growing area and we are anxious to be of service to the residents and businesses of the Plano and Yorkville areas.


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The Subsidiary Bank's staff is very involved in the communities where they live and work. The staff supports the local charitable organizations through volunteerism and charitable contributions. Each year, the Subsidiary Bank holds an in-house campaign to raise awareness of the local charitable organizations. In 2005, the staff pledged approximately $15,000 to local agencies. The Subsidiary Bank also believes in supporting these organizations and pledged an additional $20,000 to these agencies. The Subsidiary Bank's staff is dedicated to making the communities where they live and work a better place for everyone.

Shareholders

The total dividends per share for 2005 will be $1.03 (including the quarterly dividend of $.23 per share and the special dividend of $.15 per share, both payable November 25, 2005), which is a 7.3% increase from 2004 and a 15.7% increase from 2003. The Company's goal to share its success with shareholders is evidenced by the continued increase in the total dividends paid to shareholders. The Board has increased the dividend eight out of the last twelve quarters; this is indicative of the Company's excellent performance.

Based on the November 25, 2005 dividend of $.23 per share and the September 30th closing stock price of $34.00, the annualized dividend yield is 2.71%. Including the special dividend of $.15, the annualized dividend yield is 3.1%. Management and the Board of Directors remain committed to building shareholder value over the long-term through growth, expansion, revenue diversification and increasing dividends.

STOCK PRICE

The Company's closing stock price of $34.00 at September 30, 2005 reflects an increase of 18.1% from the year-end 2004 price of $28.80.

The Company's stock is listed on the NASDAQ stock exchange under the symbol "PNBC" and has been since 1992, when the Company completed a public offering. The stock was offered to the public at $15.75, or $7.00 per share after adjusting for the stock splits in 1994 and 1998. Based on the September 30, 2005 closing price of $34.00 and the May 8, 1992 adjusted offering price of $7.00, the price has increased 385.7% since the public offering.

Forecast

The loans in the Commercial Banking pipeline are expected to have a positive impact on the net interest margin as they are funded. The Subsidiary Bank's staff will continue to focus on developing new products and services to meet the ever-changing financial needs of customers. The opening of the Plano/Yorkville office in October 2005 and the Aurora/Oswego office in 2006 will provide opportunities for additional revenue.

Once the Aurora/Oswego, Illinois facility is completed, a new bank facility will be planned for Elburn, Illinois on the land which was purchased in July of 2003.

The staff has experienced several changes during the first nine months of 2005. Many hours were spent preparing for the transaction between Somonauk FSB Bancorp, Inc. and Princeton


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National Bancorp, Inc. Upon completion of the transaction, the staff focused on ensuring all systems were converted properly, with the least inconvenience or interruption in service to our customers. The Board of Directors and Management are very proud of the accomplishments of the staff.

The Company will continue its focus on generating a strong, consistent return to its shareholders and the Subsidiary Bank will continue its focus on providing innovative products and the best-quality service to its customers. Thank you for your support. We look forward to a long and mutually-beneficial relationship with all of our shareholders.

Sincerely,

/s/ Craig O. Wesner                               /s/ Tony J. Sorcic
Craig O. Wesner                                   Tony J. Sorcic
Chairman of the Board                             President & C.E.O.


Certain statements in this letter constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, those statements that include the words "believes", "expects", "anticipates", "estimates", or similar expressions. PNBC cautions that such forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those expressed or implied. Such risks and uncertainties include potential change in interest rates, competitive factors in the financial services industry, general economic conditions, the effect of new legislation, and other risks detailed in documents filed by the Corporation with the Securities and Exchange Commission from time to time.





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